EXHIBIT 10.1

SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT
between
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.,
as Borrower,
and
DOUGLAS ACQUISITIONS LLC,
as Lender,
dated as of March 22, 2016.

TABLE OF CONTENTS

SECTION 1.DEFINITIONS    2
1.1Defined Terms.    2
1.2Other Definitional Provisions.    10
SECTION 2.AMOUNT AND TERMS OF COMMITMENT    11
2.1Commitment.    11
2.2Procedure for Borrowing    11
2.3Repayment of the Loan    11
2.4Optional Prepayments    11
2.5Mandatory Prepayments    12
2.6Interest Rates and Payment Dates    12
2.7Pro Rata Treatment and Payments    12
2.8Taxes.    13
2.9Priority and Liens.    13
2.10Security    15
SECTION 3.REPRESENTATIONS AND WARRANTIES    15
3.1Existence; Compliance with Law    15
3.2Power; Authorization; Enforceable Obligations    16
3.3No Legal Bar    16
3.4No Default    16
3.5Federal Regulations    16
3.6Investment Company Act; Other Regulations    17
3.7Accuracy of Information, etc    17
3.8Financial Statements; No Material Adverse Effect.    17
3.9Ownership of Property; Liens; Investments.    18
3.10Secured Superpriority Obligations    18
SECTION 4.CONDITIONS PRECEDENT    18
4.1Conditions to Effective Date    18
4.2Each Credit Event    20
SECTION 5.AFFIRMATIVE COVENANTS    21
5.1Further Assurances    21
5.2Use of Proceeds    22
5.3Preservation of Existence; Business, Etc.    22
5.4Budgets; Financial Information; Default Notices.    22
5.5Insurance    23
5.6Sale Motion and Order    23
SECTION 6.NEGATIVE COVENANTS    23
6.1Liens    23
6.2Indebtedness    24
6.3Investments    24
6.4Fundamental Changes    24
6.5Dispositions    25
6.6Change in Nature of Business    25
6.7Transactions with Affiliates    25
6.8Accounting Changes    25
6.9Partnerships, Etc.    25
6.10Speculative Transactions    25
6.11Formation of Subsidiaries    26
SECTION 7.EVENTS OF DEFAULT    26
7.1Events of Default    26
7.2Acceleration    29
7.3Application of Proceeds    29
SECTION 8.MISCELLANEOUS    30
8.1Amendments and Waivers    30
8.2Notices    30
8.3No Waiver; Cumulative Remedies    31
8.4Survival of Representations and Warranties    31
8.5Payment of Expenses and Taxes    31
8.6Payments Set Aside    32
8.7Successors and Assigns; Assignments    32
8.8Set-off    33
8.9Counterparts    33
8.10Severability    33
8.11Integration    33
8.12GOVERNING LAW    33
8.13Submission To Jurisdiction; Waivers.    34
8.14Acknowledgements    35
8.15Releases of Liens    35
8.16WAIVERS OF JURY TRIAL    35
8.17Regulatory    35
8.18Patriot Act Notice    35

EXHIBITS:
A    Form of Loan Notice
B    Form of Security Agreement
C    Budget

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This Superpriority Debtor-in-Possession Credit Agreement (this “Agreement”), dated as of March 22, 2016, is between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Borrower”), and Douglas Acquisitions LLC, as lender (together with its successors and assigns, the “Lender”).
PRELIMINARY STATEMENTS
1.    On March 22, 2016 (the “Filing Date”), the Borrower filed a voluntary petition with the Bankruptcy Court initiating the Case. The Borrower continues in the possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
2.    The Borrower has requested that the Lender provide a revolving-credit facility to the Borrower with Loans (as defined below) in an aggregate principal amount at any time outstanding not to exceed the Commitment (as defined herein).
3.    The proceeds of the Loans will be used (i) to pay post-Filing Date fees and expenses associated with negotiation, execution and delivery of the Loan Documents, (ii) for working capital and other general corporate purposes of the Borrower not materially inconsistent with the Budget and to the extent not prohibited hereunder, (iii) to pay fees and expenses of the Borrower’s attorneys, chief restructuring officer, a financial advisor, and an investment bank, (iv) to pay the Lender’s accrued fees and expenses (including the reasonable and documented fees and expenses of Davis Wright Tremaine LLP) up to the Effective Date pursuant to Section 8.5 of not more than $20,000, (v) to pay Lender a fully earned, non-refundable commitment fee of $60,000, and (vi) to make any other payments permitted to be made in the DIP Order or in the First Day Orders or by the Bankruptcy Court to the extent not prohibited by this Agreement or otherwise consented by the Lender.
4.    To provide security for the repayment of all obligations of the Borrower hereunder and under the other Loan Documents, the Borrower will provide to the Lender the following (all as more fully described herein):
a.    pursuant to Section 364(c)(1) of the Bankruptcy Code and the DIP Order, as applicable, a Superpriority Claim in the Case,
b.    pursuant to Section 364(c)(2) of the Bankruptcy Code and the DIP Order, as applicable, a perfected first-priority Lien on all unencumbered property and assets of the Borrower of any kind, subject only to the Carve-Out,
c.    pursuant to Sections 364(c)(3) and 364(d)(1) of the Bankruptcy Code, a perfected Lien on the property of the Borrower as more fully

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described herein subject to (i) Liens for unpaid taxes and taxes not yet due and payable, (ii) mechanic’s, materialmen’s, warehousemen’s or similar Liens that arise by operation of law, (iii) Capital Lease Obligations or purchase-money financings in existence on the Filing Date or permitted to be entered into hereunder, (iv) any personal-property leases to the extent preserved by UCC financing statements filed in the appropriate office(s); (v)  liens securing obligations outstanding on March 22, 2016, of not more than $1,300,815 owed to Bridge Bank, plus post-Filing Date interest to the extent required by law (the Liens described in clauses (i) through this clause (v), being “Permitted Liens”), and (vi) the Carve-Out.
The parties hereto hereby agree as follows:
SECTION 1.    DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10 percent or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agreement”: as defined in the preamble hereto.
“Applicable Rate”: 7.5 percent per annum.
“Assignee”: as defined in Section 8.7.
“Avoidance Actions”: claims and causes of action arising under Sections 502(d), 544, 545, 547, 548, 549, 550 or 551 of the Bankruptcy Code.
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Court”: the United States Bankruptcy Court for the Central District of California.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Budget”: initially, the consolidated cash-flow projections for the Borrower for the 13-week period ending June 17, 2016, attached hereto as Exhibit C, as such projections are updated by the Borrower and approved by the Lender from time to time pursuant to Section 5.4(a).
“Business”: the business currently carried on by the Borrower and its Subsidiaries.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Carve-Out”: as defined in Section 2.9.
“Carve-Out Trigger Notice”: as defined in Section 2.9.
“Case”: the case of Borrower currently pending under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
“Cash Collateral”: “cash collateral” as such term is defined in Section 363(a) of the Bankruptcy Code, or any successor provision.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all of the “Collateral” referred to in the DIP Order or the other Security Documents and all of the other property and assets that are or are intended under the terms of the DIP Order or the other Security Documents to be subject to Liens in favor of the Lender.
“Commitment”: the obligation of the Lender to make Loans to the Borrower in an aggregate outstanding principal amount not to exceed $6 million at any time.
“Commitment Period”: the period from and including the Effective Date to the Maturity Date.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Creditors’ Committee”: the statutory committee of unsecured creditors appointed in the Case.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“DIP Order”: an order authorizing the Borrower to obtain the post-petition financing provided under this Agreement pursuant to 11 U.S.C. §§ 105, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e).
“Disposition” or “Dispose”: (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Borrower (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any Capital Stock owned by the Borrower, or any notes or accounts receivable or any rights and claims associated therewith and (b) the issuance of Capital Stock by any Subsidiary of the Borrower to any Person other than the Borrower.
“Dollars”: dollars in lawful currency of the United States.
“Effective Date”: as defined in Section 4.1.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Default”: any of the events specified in Section 7.1.
“Filing Date”: as defined in the recitals hereto.
“Financial Statements” means the financial statements of the Company, consisting of the consolidated statements of financial condition as of December 31, 2014 and 2013, and the consolidated statements of operations, stockholders’ equity and comprehensive income, each for the years ended December 31, 2014 and 2013.
“First Day Orders”: as defined in Section 4.1(e).
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Indemnitee”: as defined in Section 8.5.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Interest Payment Date”: (a) the first Business Day of each calendar month while any Loan is outstanding, (b) the Maturity Date, and (c) the date of any repayment or prepayment of any Loan.
“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.1 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of, or all of a substantial part of the business being conducted by, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Lender”: defined in the preamble hereto.
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan”: an extension of credit by the Lender to the Borrower pursuant to Section 2.1.
“Loan Documents”: this Agreement, the Security Documents, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Notice”: a notice of a borrowing substantially in the form of Exhibit A.
“Material Adverse Effect”: any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or would be reasonably expected to have a material and adverse effect on (i) the operations, performance, prospects, business, assets, properties, or condition (financial or otherwise) of the Borrower or its Subsidiaries, (ii) the ability of the Borrower or its Subsidiaries to perform all of its Obligations or (iii) the Lender’s ability to enforce the Loan Documents.
“Maturity Date”: the earlier of (a) the Scheduled Maturity Date and (b) the date on which each Loan becomes due and payable pursuant to Section 7.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds actually received from deferred payments), net of attorneys’ fees, accountants’ fees, investment-banking fees, amounts required to be reserved for indemnification, amounts appropriately reserved for customer returns, adjustment of purchase price or similar obligations pursuant to the agreements governing such Disposition, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien created by a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment-banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Non-Excluded Taxes”: as defined in Section 2.8.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of any Loan) the Loans, and all other obligations and liabilities of the Borrower to the Lender arising under, out of, or in connection with any Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that the Borrower must pay pursuant to the Loan Documents), and whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.
“Ordinary Course of Business” or “in the Ordinary Course”: the conduct of the Business in substantially the same manner as the Business was operated on the date of this Agreement.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Liens”: as defined in the recitals hereto.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee-benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization”: means a plan of reorganization in the Case.
“Professionals”: as defined in Section 2.9.
“Professional Expense Cap”: as defined in Section 2.9.
“Properties”: the facilities and properties owned, leased or operated by the Borrower.
“Quarterly Financial Statements”: the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2015, June 30, 2015 (as restated), and September 30, 2015.
“Recovery Event”: any settlement of or payment to the Borrower with respect to any property or casualty insurance claim or any condemnation proceeding relating to any asset of such party.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty‑day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Requirement of Law”: as to any Person, the bylaws and certificate of incorporation or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower or any of the other individuals designated in writing to the Lender by an existing Responsible Officer of the Borrower as an authorized signatory of any certificate or other document to be delivered hereunder.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Obligations” as defined in the Security Agreement.
“Scheduled Maturity Date”: the date that is 91 days after the Effective Date.
“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement”: the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit B.
“Security Documents”: the collective reference to the Security Agreement, the DIP Order, and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Obligations.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Superpriority Claim”: a claim under Section 364(c)(1) of the Bankruptcy Code against the Borrower in the Case having priority over any claims of any Person, including, without limitation, any claims specified in or ordered pursuant to Sections 105, 326, 330, 331, 503(b), 506(c), 507, 726, 1113, 1114 or any other provisions of the Bankruptcy Code, subject only to the Carve-Out.
“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“UST”: the United States Trustee appointed to serve in the Case.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the meanings set forth herein when such terms are used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(c)    The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2.    AMOUNT AND TERMS OF COMMITMENT
2.1    Commitment. Subject to the satisfaction of the conditions set forth in Section 4, the Lender agrees to make Loans to the Borrower from time to time during the Commitment Period, with the aggregate principal amount of all Loans at any time outstanding not to exceed the Commitment. The Lender’s Commitment shall terminate immediately and without further action on the date the Commitment Period expires. Amounts repaid or prepaid from time to time may be re-borrowed, subject to the conditions on borrowing in the Loan Documents.
2.2    Procedure for Borrowing. The Borrower shall deliver to the Lender a fully executed Loan Notice no later than 10:00 a.m. (Pacific time) on the date that is three Business Days prior to the date of a proposed Loan, specifying the amount to be borrowed, in an amount not to exceed the Commitment. If the Borrower has satisfied the conditions to the making of a Loan, the Lender shall make the Loan available to Borrower not later than 3:00 p.m. (Pacific time) on the requested date by wire transfer of same day funds in Dollars to the account that the Borrower specifies in the Loan Notice.
2.3    Repayment of the Loan. Each Loan of the Lender shall mature on the Maturity Date and shall be indefeasibly repaid in full in immediately available funds on the Maturity Date.
2.4    Optional Prepayments. The Borrower may at any time and from time to time prepay any Loan, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender no later than 10:00 a.m. (Pacific time), one Business Day prior thereto, which notice shall specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.
2.5    Mandatory Prepayments. If on any date the Borrower receives Net Cash Proceeds from any Disposition outside the ordinary course of business or Recovery Event outside the ordinary course of business, then, within five Business Days of the date of receipt, the Borrower shall pay to the Lender an aggregate amount equal to 100 percent of the Net Cash Proceeds received by the Borrower, up to the amount of the outstanding Obligations. The Borrower shall deliver notice to the Lender no later than 10:00 a.m. (Pacific time) one Business Day prior to the payment specifying the date and amount of the prepayment.
2.6    Interest Rates and Payment Dates. Each Loan shall bear interest at a rate per annum equal to the Applicable Rate. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.
(a)    (i) On or prior to the Maturity Date, if any Default or Event of Default shall occur, each Loan (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section, plus two percent, (ii) after the Maturity Date, each Loan shall bear interest at a rate per annum equal to the rate then applicable to the Loan, plus two percent and (iii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loan plus two percent, in each case, with respect to clauses (i), (ii) and (iii) above, from the date of such non-payment until such amount is indefeasibly paid in full in immediately available funds (as well after as before judgment).
(b)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (a) of this Section shall be payable from time to time on demand.
2.7    Pro Rata Treatment and Payments. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made by noon, Pacific time, on the due date thereof to the Lender at the office of the Lender specified in Section 8.2 (or such other office as may be specified from time to time by the Lender by written notice to the Borrower), in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
2.8    Taxes.
(a)    All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.
(d)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.9    Priority and Liens.
(a)    Superpriority Claims and Liens. The Borrower hereby covenants, represents and warrants that, upon entry of the DIP Order, and subject to the Carve-Out (defined below), the Obligations of Borrower under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed superpriority claims in the Case having priority over all other costs and expenses of the kind specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provisions of the Bankruptcy Code; (ii) pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of the Borrower that is not subject to post-petition Permitted Liens; and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of the Borrower that is subject to Permitted Liens, junior to such Permitted Liens. “Carve-Out” means the (a) unpaid fees of the Clerk of the Bankruptcy Court and the UST pursuant to 28 U.S.C. § 1930(a), (b) unpaid and allowed fees and expenses of the Borrowers’ attorneys, a chief restructuring officer for the Borrower, one financial advisor for the Borrower, one investment banker for the Borrower, a claims agent, and attorneys for the Creditors’ Committee (collectively, the “Professionals”), but only to the extent approved by the Lender in the Budget, and only if incurred before the delivery of a Carve-Out Trigger Notice, and (c) unpaid and allowed fees and expenses of Professionals in an aggregate amount not to exceed $100,000 (the “Professional Expense Cap”) incurred after delivery of notice by the Lender to the Borrower (and its counsel), the UST and counsel to the Creditors’ Committee, if applicable, that an Event of Default has occurred and is continuing (a “Carve-Out Trigger Notice”). For the avoidance of doubt, the Professional Expense Cap shall only apply after the delivery of a Carve-Out Trigger Notice. The Professional Expense Cap shall be reduced, dollar-for-dollar, by the amount of any fees, costs and expenses incurred and paid to Professionals after delivery of a Carve-Out Trigger Notice. No portion of the Carve-Out may be used to pay professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity, perfection or enforcement of the indebtedness of the Borrower owing to the Lender or any Indemnitee. The Borrower may pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out prior to the delivery of a Carve-Out Trigger Notice. The foregoing shall not be construed as a consent to the allowance of any fees and expenses referred to above and shall not affect the right of the Lender to object to the allowance and payment of such amounts.
(b)    Real Property. Subject in all respects to the terms of the DIP Order, the priorities set forth in Section 2.9(a) and to the Carve-Out, the Borrower grants to the Lender a security interest in, and mortgage on, all of the right, title and interest of the Borrower in all real property owned by the Borrower (including leasehold interests), together in each case with all of the right, title and interest of the Borrower in and to all buildings, improvements, and fixtures related thereto, all general intangibles relating thereto and all proceeds thereof. The Borrower shall acknowledge that, pursuant to the DIP Order, the Liens in favor of the Lender of such real property shall be perfected without the recordation of any instruments of mortgage or assignment. The Borrower agrees that upon the reasonable request of the Lender, the Borrower shall promptly enter into separate mortgages on owned real property in recordable form with respect to such properties on terms reasonably satisfactory to the Lender.
(c)    Set-Off. Subject to Section 7 hereof and the DIP Order, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, withholding and tax accounts) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower under the Loan Documents, whether or not such obligations are then due. The Lender shall notify the Borrower of such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies that the Lender may have upon the occurrence and during the continuance of any Event of Default under the Loan Documents or the DIP Order.
(d)    Discharge. The Borrower agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Lender pursuant to the DIP Order, and described in Section 2.9(a) and the Liens granted to the Lender pursuant to the DIP Order and the Security Documents shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.
(e)    DIP Order. In the event and to the extent that the provisions of this Section shall conflict with what is set forth in the DIP Order, the DIP Order shall govern.
2.10    Security. Upon entry of the DIP Order, as security for the prompt payment and performance of all Secured Obligations of the Borrower, the Borrower has granted, in accordance with the provisions of the Security Documents, to the Lender a security interest in all of its right, title and interest in and to all of the Collateral.
SECTION 3.    REPRESENTATIONS AND WARRANTIES
To induce the Lender to enter into this Agreement and to make each Loan, the Borrower represents and warrants to the Lender that:
3.1    Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) subject to the entry of the DIP Order, has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct its business in a manner in which its business is now being conducted, (c) is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
3.2    Power; Authorization; Enforceable Obligations. Subject to the entry of the DIP Order, the Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain the Loans and other extensions of credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the Loans and other extensions of credit on the terms and conditions of this Agreement. Other than Bankruptcy Court approval, no Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Loans and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings to perfect Liens granted under the Security Documents. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution and upon entry of the DIP Order, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.3    No Legal Bar. Subject to the entry of the DIP Order, (i) the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings of the Loans hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) and (ii) no Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.
3.4    No Default. No Default or Event of Default has occurred or is continuing.
3.5    Federal Regulations. No part of the proceeds of any Loan, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
3.6    Investment Company Act; Other Regulations. The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness.
3.7    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of the Borrower to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.
3.8    Financial Statements; No Material Adverse Effect.
(f)    The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(g)    The Quarterly Financial Statements, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and the results of operations for the period covered thereby.
(h)    Since the Filing Date, there has been no change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(i)    The Budget delivered to the Lender pursuant to Section 4.1(f) or most recently pursuant to Section 5.4(a) was prepared in good faith on the basis of the assumptions and qualifications stated therein, which assumptions and qualifications were reasonably believed by the Borrower to be fair in light of the conditions existing at the time of delivery of such Budget, and represented, at the time of delivery, the Borrower’s best estimate of its future financial needs (it being understood and agreed that projections, forecasts and budgets, whether delivered on, before or after the Effective Date and whether delivered pursuant to this Section or any other provision in this Agreement or the other Loan Documents, are not viewed as facts and are by their nature speculative and uncertain, subject to significant contingencies and are not a guarantee of financial performance and that actual results may differ from the Budget and the projections therein and such variations may be material).
3.9    Ownership of Property; Liens; Investments.
(a)    The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The property of the Borrower is not subject to any Liens, other than Liens permitted by Section 6.1.
3.10    Secured Superpriority Obligations. On and after the Effective Date, the DIP Order and the Loan Documents are sufficient to provide the Superpriority Claims and Liens described in, and with the priority provided in, Section 2.9 of this Agreement and the DIP Order (it being understood and agreed that in the event and to the extent that the provisions of Section 2.9 shall conflict with what is set forth in the DIP Order, the DIP Order shall govern). The DIP Order is in full force and effect and has not been vacated, reversed, modified, amended, rescinded or stayed without the prior written consent of the Lender.
SECTION 4.    CONDITIONS PRECEDENT
4.1    Conditions to Effective Date. The obligations of the Lender to make Loans shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied:
(a)    The Lender shall have received each of the following, each of which shall be originals or electronic copies (followed promptly by originals), each dated on or immediately prior to the Effective Date, each in form and substance satisfactory to the Lender and in such number of copies as may be requested by the Lender:
(i)    duly executed counterparts of this Agreement,
(ii)    the Security Agreement, duly executed by the Borrower, together with:
(A)    certificates representing the Pledged Interests referred to in the Security Agreement accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,
(B)    acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the Effective Date under the Uniform Commercial Code of all jurisdictions that the Lender may reasonably deem necessary in order to perfect and protect the first-priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement, and
(C)    copies of Uniform Commercial Code, tax and judgment-lien searches with respect to the Borrower in each of the jurisdictions where the Borrower is located, dated on or before the Effective Date, together with copies of all such filings disclosed by such search;
(iii)    such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of the Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;
(iv)    such documents and duly executed certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing and in good standing in the jurisdiction where it is formed;
(v)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.1(h) and (i) have been satisfied and (B) as of the Effective Date, there is no change, event, circumstance or development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and
(vi)    a Loan Notice.
(b)    The Borrower shall pay, out of the proceeds of the first Loan, a fully earned, non-refundable commitment fee of $60,000, together with fees and costs incurred by the Lender.
(c)    All governmental authorizations and all third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) and shall remain in effect; all applicable governmental filings shall have been made and all applicable waiting periods in connection with the transactions contemplated hereby shall have expired without, in either case, any action being taken by any Governmental Authority, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
(d)    A DIP Order shall have been entered by the Bankruptcy Court within seven days after the Filing Date, shall be in full force and effect in form and substance satisfactory to the Lender in its sole discretion, and shall not have been amended, modified, stayed or reversed without the prior written consent of the Lender.
(e)    All of the “first day orders” and related orders submitted on or about the date of the commencement of the Case shall be in form and substance reasonably satisfactory to the Lender and the Borrower and, as entered, shall not deviate from the form thereof approved by the Lender in any material respect that is adverse to the interests of the Lender (such orders hereinafter being referred to as “First Day Orders”).
(f)    The Lender shall have received a Budget satisfactory to the Lender in its sole discretion.
(g)    The Lender shall have received, at least one Business Day prior to the Effective Date, all documentation and other information that may be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.
(h)    Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.
(i)    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(j)    The Borrower shall have engaged a chief restructuring officer acceptable to the Lender in its sole discretion, and shall have filed with the Bankruptcy Court an application seeking approval.
4.2    Each Credit Event. The obligation of the Lender to make a Loan is subject to the receipt of a proper request under Section 2.2 and the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Loan, except in the case of any representation or warranty that expressly relates to a prior date or dates, in which case such representation or warranty shall be true and correct on and as of such prior date or dates.
(b)    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)    The outstanding Obligations do not exceed, and after giving effect to the extensions of credit requested to be made on such date will not exceed, the amounts authorized in the Budget. The deviations from the Budget permitted by Section 7.1(r) do not apply to this Section.
Each request by the borrower under Section 2.2 constitutes a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.
SECTION 5.    AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitment remains in effect or any Obligations are owing to the Lender, the Borrower shall:
5.1    Further Assurances. At any time or from time to time upon the request of the Lender, at the expense of the Borrower, promptly execute, acknowledge and deliver such additional instruments, certificates or documents, and do all such other acts and things as the Lender may reasonably request for purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, of providing for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents that requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall execute and deliver, or shall cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from the Borrower for such governmental consent, approval, recording, qualification or authorization (to the extent the Borrower is permitted by applicable law to do so). The Borrower shall fully preserve or cause to be fully preserved the Liens granted by the Security Documents. The Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.1 (including reasonable attorneys’ fees and disbursements) by the Lender shall constitute Obligations and shall be paid by the Borrower in accordance with the terms hereof.
5.2    Use of Proceeds. Use the proceeds of the Loan (a) to pay fees and expenses associated with negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) for working capital and other general corporate purposes of the Borrower not materially inconsistent with the disbursements contemplated in the Budget and to the extent not prohibited hereunder, (c) to pay fees and expenses of the Borrower’s attorneys and other advisors and the attorneys and other advisors to any Creditors’ Committee, subject to the restrictions thereon set forth in the DIP Order, and (d) to make any other payments permitted to be made in the DIP Order or in the First Day Orders, or by the Bankruptcy Court to the extent not prohibited by this Agreement or the DIP Order or otherwise consented by the Lender.
5.3    Preservation of Existence; Business, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business; (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks; and (d) maintain and operate its business in substantially the manner in which it is presently conducted and operated.
5.4    Budgets; Financial Information; Default Notices. Deliver to the Lender, in form and substance satisfactory to the Lender in its sole discretion:
(a)    not later than Wednesday of each week (or if such day is not a Business Day, the next succeeding Business Day), an updated Budget for the immediately following 13-week period, together with a flash report describing the Borrower’s actual performance on a cumulative basis during the prior two-week period ending Friday and a comparison of the actual performance for that period against the forecast for that period in the previous Budget, in each case with written explanations of material variances;
(b)    not later than March 31, 2016, an unaudited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal year ending on December 31, 2015, setting forth in each case in comparative form the figures for the previous fiscal year, certified by the Borrower’s chief financial officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied;
(c)    within 45 days after the end of the Borrower’s fiscal quarters ending March 31, 2016, and June 30, 2016, an unaudited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and related consolidated statements of operations and cash flows for the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods from the prior year, certified by the Borrower’s chief financial officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied;
(d)    promptly upon request by the Lender, such consolidated balance sheets of the Borrower and its Subsidiaries, related consolidated statements of income or operations, shareholders’ equity, and cash flows, cash balance reports or any other financial reports as requested by the Lender; and
(e)    promptly (and in any event within two Business Days) provide written notice to the Lender of the occurrence of any Default or Event of Default, describing the nature of such Default or Event of Default and any remedial actions being taken with respect thereto.
5.5    Insurance. The Borrower shall provide evidence of insurance reasonably satisfactory to the Lender, naming the Lender as additional insured and loss payee.
5.6    Sale Motion and Order. The Borrower shall, within 14 days of the Filing Date, file with the Bankruptcy Court a motion, in form and substance satisfactory to the Lender in its sole discretion, to establish bid procedures and to approve the sale of assets to the Lender, free and clear of all interests, liens, claims and encumbrances, subject to higher and better offers in an auction process pursuant to Section 363 of the Bankruptcy Code.
SECTION 6.    NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitment remains in effect or any Obligation us owed to the Lender under any Loan Document, the Borrower shall not directly or indirectly:
6.1    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:
(a)    Liens pursuant to any Loan Document and the DIP Order;
(b)    Liens for unpaid taxes and taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;
(c)    landlords’, carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that, to the extent not subject to Section 362 of the Bankruptcy Code, are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower;
(d)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(e)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred or arising in the ordinary course of business; and
(f)    Permitted Liens.
6.2    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(c)    Indebtedness under the Loan Documents;
(d)    Indebtedness outstanding on March 22, 2016, and owed to Bridge Bank in an aggregate amount not to exceed $1,300,815, plus post-Filing Date interest to the extent required by law; and
(e)    unsecured Indebtedness outstanding on the date hereof and unsecured Indebtedness incurred in the ordinary course of business.
6.3    Investments. Make or hold any Investments, except:
(f)    Investments held by the Borrower in the form of cash or cash equivalents;
(g)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and
(h)    Investments existing on the date hereof.
6.4    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
6.5    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except for the following kinds of Dispositions if made for fair market value:
(j)    Dispositions of obsolete or worn-out property or property no longer used or useful in the business of the Borrower, whether now or hereafter owned or leased, in the ordinary course of business of the Borrower;
(k)    Dispositions of inventory in the ordinary course of business;
(l)    the sale, lease, sub-lease, license, sub-license or consignment of personal property of the Borrower in the ordinary course of business and leases or subleases of real property permitted by clause (a) for which rentals are paid on a periodic basis over the term thereof;
(m)    the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business of the Borrower consistent with past practice; and
(n)    sale, exchange or other disposition of cash and cash equivalents in the ordinary course of business.
6.6    Change in Nature of Business. Engage in any line of business different from those lines of business conducted by the Borrower on the date hereof.
6.7    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
6.8    Accounting Changes. Make any change in (i) accounting policies or reporting practices in a manner that could materially affect the results of computation of any financial ratio or data for a given reporting period, except (x) as required by generally accepted accounting principles, (y) as required for compliance with the Sarbanes-Oxley Act or (z) as pre-approved by the Lender, or (ii) the Borrower’s fiscal year.
6.9    Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture.
6.10    Speculative Transactions. Engage in any transaction involving any interest-rate-protection agreement, foreign-currency-exchange agreement, commodity-price-protection agreement, or other interest- or currency-exchange-rate or commodity-price hedging arrangement (including caps and collars with respect to interest rates, currency-exchange rates or commodity prices) or futures contracts for speculative purposes or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business of the Borrower.
6.11    Formation of Subsidiaries. Organize or invest in any new Subsidiary.
SECTION 7.    EVENTS OF DEFAULT
7.1    Events of Default. Each of the following events is an “Event of Default.”
(f)    the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within two days after any such interest or other amount becomes due in accordance with the terms hereof; or
(g)    any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(h)    the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.9 or 2.10, Section 5 or Section 6; or
(i)    the Borrower shall default in the observance or performance of any provision contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of five days after notice to the Borrower from the Lender; or
(j)    the Borrower shall (i) default in making any payment of any principal of any postpetition Indebtedness (including any Guarantee Obligation) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such postpetition Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such postpetition Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such postpetition Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such postpetition Indebtedness to become due prior to its stated maturity or (in the case of any such postpetition Indebtedness constituting a Guarantee Obligation) to become payable; or
(k)    the Borrower becomes unable or admits in writing its inability or fails to generally to pay its debts incurred postpetition as they become due; or
(l)    (i) the Borrower engages in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to have a Material Adverse Effect; or
(m)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(n)    an order (which has not been stayed) with respect to the Case shall be entered by the Bankruptcy Court appointing, or the Borrower shall file an application for an order with respect to the Case seeking the appointment of, (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or
(o)    an order with respect to the Case shall be entered by the Bankruptcy Court converting the Case to a Chapter 7 case or the Borrower shall file a motion or not oppose a motion seeking such relief, unless such motion is consented to by the Lender; or
(p)    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral; or
(q)    (i) A final DIP Order in form and substance satisfactory to the Lender in its sole discretion shall not have been entered within 21 days after the Effective Date, (ii) the DIP Order shall be vacated, stayed, reversed, modified or amended in any respect, (iii) the DIP Order shall cease to create a valid and perfected Lien or to be in full force and effect or (iv) the Borrower fails to comply with the DIP Order; or
(r)    the Borrower shall make any payment of principal or interest or otherwise on account of any prepetition Indebtedness or trade payable (excluding payments effected by a setoff of obligations as permitted by Section 553 of the Bankruptcy Code) in excess of $20,000 without the express prior written consent of the Lender and the approval of the Bankruptcy Court; or
(s)    the Borrower shall file a motion in the Case (i) to use Cash Collateral of the Lender under Section 363(c) of the Bankruptcy Code without the express prior written consent of the Lender (it being understood and agreed that the Lender consents to the proposed use of Cash Collateral), (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, to cut off rights in the Collateral under Section 552(b) of the Bankruptcy Code, or (iii) to take any other action or actions materially adverse to the Lender or its rights and remedies hereunder or under any of the other Loan Documents or the Lender’s interest (as lender under the Loan Documents) in any of the Collateral; or
(t)    an order shall be entered by the Bankruptcy Court dismissing the Case that does not contain a provision for termination of the Commitment, and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents upon entry thereof; or
(u)    the Bankruptcy Court does not enter an order approving bid procedures for the Borrower’s assets within 14 days after the filing of a motion seeking the entry of such an order; or
(v)    the Bankruptcy Court does not enter an order, in form and substance satisfactory to the Lender in its sole discretion, approving a sale of the Borrower’s assets to the Lender within 75 days after the Filing Date.
(w)    on the first Friday following the Filing Date, and weekly thereafter, the net amount of the Borrower’s receipts and disbursements, as measured on a cumulative basis, varies from the net amount of the Borrower’s receipts and disbursements reflected in the Budget for that period, as measured on a cumulative basis, excluding draws and repayments of Loans, by more than the lesser of (i) 15 percent of the amount in the Budget and (ii) $200,000, provided that if in any period, the Borrower’s total expenses and disbursements are less than predicted for that period by the Budget, the difference may be carried forward to subsequent periods; or
(x)    the Borrower’s exclusive right to propose a plan of reorganization is terminated or expires; or
(y)    without the consent of the Lender, the Borrower makes or consents to any material modification of the order setting procedures for the sale of the Borrower’s assets that is materially adverse to the Lender; or
(z)    the Bankruptcy Court has not entered an order approving the engagement of a chief restructuring officer within 25 days of the Filing Date.
7.2    Acceleration. If an Event of Default has occurred and is continuing, then Lender may, by five Business Days’ prior written notice to the Borrower (with a copy to counsel for the Borrower, counsel for the Creditors’ Committee, the UST and the Bankruptcy Court), declare each Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
7.3    Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Lender may at any time apply (a) all payments received by the Lender under the Loan Documents, whether from the Borrower or otherwise and (b) all or any part of proceeds constituting Collateral, in payment of the Obligations in the following order:
(e)    first, to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by the Lender thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by the Lender in connection with the Loan Documents, all in accordance with Section 8.5 and the other terms of this Agreement and the Loan Documents;
(f)    second, thereafter, to the payment of all other Obligations; and
(g)    third, thereafter, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
SECTION 8.    MISCELLANEOUS
8.1    Amendments and Waivers. No amendment, supplement, modification or waiver of any of the provisions of this Agreement or any other Loan Document shall be deemed to be made unless the same shall be in writing signed on behalf of the Borrower and the Lender and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Lender and all future holders of the Loans. In the case of any waiver, each of the Borrower and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
8.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:
Quantum Fuel Systems
Technologies Worldwide, Inc.
25242 Arctic Ocean Drive
Lake Forest, CA 92630
Attention: Chief Executive Officer

with a copy to:

Foley & Lardner LLP
One Detroit Center
500 Woodward Avenue, Suite 2700
Detroit, Michigan 48226-3489
Attention: John Simon

Lender:
Douglas Acquisitions LLC
125 East Sir Francis Drake Boulevard, Suite 400
Larkspur, California 94939
Attention: President

with a copy to:

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Hugh McCullough

provided that any notice, request or demand to or upon the Lender shall not be effective until received. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications only pursuant to procedures approved by the Lender in writing.
8.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
8.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan and other extensions of credit hereunder.
8.5    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower from time to time as the Lender shall deem appropriate, (b) to pay or reimburse the Lender for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents, including the fees and disbursements of counsel to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and the other Loan Documents, and (d) subject to entry of a final DIP Order, to pay, indemnify, and hold the Lender, and the officers, directors, trustees, employees, agents, advisors and Affiliates of the Lender and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower or any other Person), including the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 8.5 shall be payable within seven days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lender. The agreements in this Section 8.5 shall survive repayment of the Loan and all other amounts payable hereunder.
8.6    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
8.7    Successors and Assigns; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement with notice to the Borrower.
8.8    Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender and its Affiliates shall have the right (subject to the DIP Order), without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or the account of the Borrower, as the case may be. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender or any Affiliate, provided that the failure to give such notice shall not affect the validity of such setoff and application.
8.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.
8.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.11    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
8.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
8.13    Submission To Jurisdiction; Waivers.
(a)    SUBMISSION TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION OVER ANY MATTER OR IF IT HAS JURISDICTION BUT DOES NOT EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN TO THE NONEXCLUSIVE JURISDICTION OF ANY CALIFORNIA STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, ANY SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.
(b)    WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY CALIFORNIA STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    SERVICE OF PROCESS. THE BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
8.14    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    the Lender does not have a fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.
8.15    Releases of Liens. At such time as all of the Loans and the other Obligations under the Loan Documents shall have been indefeasibly paid in full in immediately available funds and the Commitment has been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Lender and the Borrower under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
8.16    WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
8.17    Regulatory. The Borrower will provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Lender to assist the Lender in maintaining compliance with applicable law.
8.18    Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the Patriot Act, the Lender may be required to obtain, verify and record information that identifies the Borrower, including its legal name, address, tax ID number and other information that will allow the Lender to identify it in accordance with the Patriot Act. The Lender will also require information regarding each personal guarantor, if any, and may require information regarding the Borrower’s management and owners, such as legal name, address, social security number and date of birth.
(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
By:    /s/ W. Brian Olson
    Name: W. Brian Olson
    Title: CEO

LENDER:
DOUGLAS ACQUISITIONS LLC
By:    /s/ Tim McGaw
    Tim McGaw
    President

DWT 29152205v5 0091125-000008

EXHIBIT A
[FORM OF LOAN NOTICE]
:

EXHIBIT B
FORM OF
SUPERPRIORITY DEBTOR-IN-POSSESSION SECURITY AGREEMENT

EXHIBIT C
BUDGET

A-1
DWT 29152205v5 0091125-000008